$15,000,000

                                CREDIT AGREEMENT

                                   dated as of

                                 August 15, 1997

                                      among

              FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC.

                                       and

                               WACHOVIA BANK, N.A.

                                CREDIT AGREEMENT


                  AGREEMENT dated as of August 15, 1997, among FIRST CITIZENS BANCORPORATION OF SOUTH CAROLINA, INC., and WACHOVIA BANK, N.A.

                  The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Definitions. The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

                  "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

                  "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or
(iii) except as hereinafter provided with regard to the Holding Family, any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. An "Affiliate" of the Borrower shall not include any Person that is included within the definition of the Holding Family.

                  "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

                  "Allowance for Loan and Lease Losses" means, at any time, the amount reserved with respect to First-Citizens Bank and Trust Company of South Carolina for loan and lease losses as set forth in the Federal Reserve System FRY-9C Report of Consolidated Financial Statements for Bank Holding Companies most recently filed by the Borrower with the appropriate Authority.

                  "Applicable Margin" has the meaning set forth in Section 2.05(a).

                  "Authority" has the meaning set forth in Section 7.02.

                  "Bank" means Wachovia Bank, N.A., and its successors and assigns.

                  "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

                  "Base Rate Loan" means a Loan which bears or is to bear interest at a rate based upon the Base Rate.

                  "Borrower" means First Citizens Bancorporation of South Carolina, Inc., a South Carolina corporation, and its successors and permitted assigns.

                  "Borrowing" means a borrowing hereunder consisting of a Loan or Loans made to the Borrower by the Bank pursuant to Article II. A Borrowing is a "Base Rate Borrowing" if such Loans are Base Rate Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.

                  "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

                  "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. and its implementing regulations and amendments.

                  "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

                  "Change of Law" has the meaning set forth in Section 7.02.

                  "Closing Date" means August 15, 1997.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Commitment" means, $15,000,000, as such amount may be reduced from time to time pursuant to Sections 2.07 and 2.08.

                  "Compliance Certificate" has the meaning set forth in Section 5.01(c).

                  "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

                  "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

                  "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                  "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, excluding: (a) any First Citizens' Overnight Federal Funds borrowings; and (b) deposit accounts, escrow accounts, certificate of deposit accounts, treasury tax and loan deposits and other sums deposited with First-Citizens Bank and Trust Company of South Carolina and other deposit taking Subsidiaries of the Borrower in the ordinary course of their respective banking businesses, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
(v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation),
(vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument with an expiration date more than one year from such date,
(viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

                  "Debt Financing" shall mean (i) any transaction or series of transactions for the incurrence by the Borrower or any Subsidiary of the Borrower of any Debt or for the establishment of a commitment to make advances which would constitute Debt of the Borrower or any Subsidiary of the Borrower, which Debt is payable to a Person other than a bank or has a maturity date on or after the Termination Date, (ii) an obligation incurred in a transaction or series of transactions in which assets of the Borrower or any Subsidiary of the Borrower are sold and leased back, or (iii) a sale of accounts of the Borrower or any Subsidiary or other receivables of the Borrower or any Subsidiary or any interest in such accounts or other receivables, other than a sale or transfer of accounts or receivables attendant to a sale permitted hereunder of an operating division.

                  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

                  "Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder (irrespective of whether any such type of Loans are actually outstanding hereunder).

                  "Dollars" or "$" means dollars in lawful currency of the United States of America.

                  "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in South Carolina are authorized or required by law to close.

                  "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                  "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

                  "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

                  "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

                  "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                  "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

                  "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                  "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                  "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                  "Euro-Dollar Loan" means a Loan which bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

                  "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.05(c).

                  "Event of Default" has the meaning set forth in Section 6.01.

                  "Facility Fee Payment Date" means the Closing Date and each anniversary of the Closing Date.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by Wachovia.

                  "First-Citizens Investment Policy" means the Statement of Funds Management Policy, as in effect on the Closing Date, a copy of which is attached hereto as Exhibit G, as such Funds Management Policy may be amended or modified from time to time by the Board of Directors of the Borrower.

                  "First Citizens' Overnight Federal Funds" means money purchased by First-Citizens Bank and Trust Company of South Carolina from any other bank or financial institution on an overnight basis.

                  "Fiscal Quarter" means any fiscal quarter of the Borrower.

                  "Fiscal Year" means any fiscal year of the Borrower.

                  "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Hazardous Materials" means, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof,
(d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                  "Holding Family" means, collectively: (i) Lewis R. Holding, his spouse, his lineal descendants and spouses of his lineal descendants, (ii) Frank B. Holding, his spouse, his lineal descendants and spouses of his lineal descendants, and (iii) trusts exclusively for the benefit of any or all of such lineal descendants and spouses of lineal descendants.

                  "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second or third month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                           (a) any Interest Period (subject to clause (c) below)
                  which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                           (b) any Interest Period which begins on the last
                  Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

                           (c) no Interest Period may be selected which begins
                  before the Termination Date and would otherwise end after the Termination Date.

                  (2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

                           (a) any Interest Period (subject to clause (b) below)
                  which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

                           (b) no Interest Period may be selected which begins
                  before the Termination Date and would otherwise end after the Termination Date.

                  "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                  "Lending Office" means the Bank's office located at the address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower.

                  "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                  " Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans, or any or all of them, as the context shall require.

                  "Loan Documents" means this Agreement, the Note, any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Note or the Loans, as such documents and instruments may be amended or supplemented from time to time.

                  "London Interbank Offered Rate" has the meaning set forth in
Section 2.05(c).

                  "Margin Stock" means "margin stock" as defined in Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                  "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of
(a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Bank under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

                  "Monthly Reduction" has the meaning set forth in Section 2.08(b).

                  "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

                  "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

                  "Net Proceeds of Offering" means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Subsidiary in respect of: (1) the issuance of Capital Stock (including, without limitation, the conversion of any Debt into Capital Stock); and (2) any Debt Financing incurred by such Borrower or Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with such Debt Financing or the issuance of such Capital Stock, as the case may be.

                  "Nonperforming Loans" means, at any time, the aggregate principal amount of (i) all nonaccruing loans of First-Citizens Bank and Trust Company of South Carolina, and (ii) all loans of First-Citizens Bank and Trust Company of South Carolina that are 90 (or more)days past due; and (iii) all loans of First-Citizens Bank and Trust Company of South Carolina that are Restructured Loans, all determined with respect to First-Citizens Bank and Trust Company of South Carolina on a basis consistent with Federal Reserve System FRY-9C Report of Consolidated Financial Statements for Banking Holding Companies most recently filed by the Borrower with the appropriate Authority.

                  "Note" means the promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

                  "Notice of Borrowing" has the meaning set forth in Section 2.02(a).

                  "Participant" has the meaning set forth in Section 8.06(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Acquisition" means the acquisition of shares of capital stock of any Person by the Borrower or any Subsidiary of the Borrower if: (A) immediately after giving effect to such acquisition (i) such Person is a Consolidated Subsidiary; (ii) the Borrower controls such Person directly or indirectly through a Subsidiary; and (iii) no Default shall have occurred and be continuing; (B) the line or lines of business engaged in by such Person are related to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date; and (C) such acquisition is made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired.

                  "Person" means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

                  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

                  "Prime Rate" means that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

                  "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

                  "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                  "Responsible Officer" means any officer of the Borrower, including, without limitation, the President, Chief Financial Officer, Chief Executive Officer, Chief Operating Officer, Treasurer, Assistant Treasurer and General Counsel.

                  "Restructured Loans" means all loans (exclusive of loans included in clauses (i) and (ii) of the definition of Nonperforming Loans contained in this Agreement) the terms of which have been amended or modified and that were formerly (i) nonaccruing; or (ii) 90 (or more) days past due, determined with respect to First-Citizens Bank and Trust Company of South Carolina on a basis consistent with the Federal Reserve System FR Y-9C Report of Consolidated Financial Statements for Bank Holding Companies most recently filed by the Borrower with the appropriate Authority.

                  "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding only Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries.


                  "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

                  "Taxes" has the meaning set forth in Section 2.11(c).

                  "Termination Date" means August 14, 2000.

                  "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                  "Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected or as should be set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

                  "Total Gross Loans" means, at any time, the aggregate principal amount of the total gross loans of First-Citizens Bank and Trust Company of South Carolina determined on a basis consistent with the Federal Reserve System FRY-9C Report of the Consolidated Financial Statements for Bank Holding Companies most recently filed by the Borrower with the appropriate Authority.

                  "Transferee" has the meaning set forth in Section 8.06(d).

                  "Unencumbered Total Assets" of any Person means, at any time, Total Assets of such Person which are subject to any arrangement specified in 12 C.F.R. ss.221.2(g)(1).

                  "Unused Commitment" means at any date, with respect to the Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Loans.

                  "Wachovia" means Wachovia Bank, N.A., a national banking association and its successors.

                  "Wholly Owned Subsidiary" means any Subsidiary, all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

                  SECTION 1.02. Accounting Terms, Regulatory Changes and Determinations. (a) Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Bank shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

                  (b) All regulatory determinations and calculations made in connection with: (i) the determination of Allowance for Loan and Lease Losses,
(ii) the calculation of the ratio of Allowance for Loan and Lease Losses to Nonperforming Loans under Section 5.04, and (iii) the determination of the status of First-Citizens Bank and Trust Company of South Carolina as well capitalized under Section 5.20, shall be made in accordance with the laws, rules, regulations and interpretations thereof by the governmental authorities or agencies charged with the interpretation thereof, as in effect on the date of such determination or calculation, as the case may be, unless with respect to any change in any such law, rule, regulation or interpretation occurring after the date of this Agreement: (1) the Borrower shall have objected to making such determination or calculation on such basis at the time of delivery of the Compliance Certificate for the applicable time period, or (2) the Bank shall so object in writing within 30 days after the delivery of such Compliance Certificate, in either of which events, such calculations and determinations shall be made on the basis of the laws, rules, regulations and interpretations in effect at the time of the latest Compliance Certificate as to which such objection shall not have been made (which, if objection is made in respect of the first Compliance Certificate delivered under Section 5.01 hereof, shall mean the laws, rules, regulations and interpretations in effect on the date of this Agreement).

                  SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

                  SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders and the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                  SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", and "Sections" are references to articles, exhibits, schedules and sections hereof.

                                   ARTICLE II

                                   THE CREDITS


                  SECTION 2.01. Commitment to Make Loans. The Bank agrees, on the terms and conditions set forth herein, to make Loans to the Borrower from time to time before the Termination Date; provided that, immediately after each such Loan is made, the aggregate outstanding principal amount of Loans by the Bank shall not exceed the amount of its Commitment. Each Loan under this Section shall be in an aggregate principal amount of at least $1,000,000 (except that any such Loan may be in the aggregate amount of the Unused Commitment). Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.09, prepay Loans and reborrow under this Section at any time before the Termination Date.

                  SECTION 2.02. Method of Borrowing Loans. (a) The Borrower shall give the Bank notice in the form of Exhibit F hereto (a "Notice of Borrowing") prior to 11:00 A.M. (Columbia, South Carolina time) on the Domestic Business Day of a Base Rate Borrowing and at least three (3) Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

                           (i) the date of such Borrowing, which shall be a
                  Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

                           (ii)     the aggregate amount of such Borrowing;

                           (iii) whether the Loans comprising such Borrowing are
                  to be Base Rate Loans or Euro-Dollar Loans; and

                           (iv) in the case of a Euro-Dollar Borrowing, the
                  duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                  (b) Upon receipt of a Notice of Borrowing by the Bank, such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                  (c) Not later than 2:00 p.m. (Columbia, South Carolina time) on the date of each Borrowing, unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank shall (except as provided in subsection (d) of this Section) make available such Borrowing, in Federal or other funds immediately available in Columbia, South Carolina, to the Borrower at the Bank's address referred to in or specified pursuant to Section 8.01.

                  (d) If the Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the

Borrower as provided in subsection (c) of this Section, or remitted by the Borrower to the Bank as provided in Section 2.11, as the case may be.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro- Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

                  (f) In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

                  (g) Notwithstanding anything to the contrary contained herein,
(i) there shall not be more than three (3) different Interest Periods outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous), and
(ii) the proceeds of any Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Base Rate Loans (if any) outstanding immediately before such Base Rate Borrowing.

                  SECTION 2.03. Note. (a) The Loans shall be evidenced by a single Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Commitment.

                  (b) The Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Loan is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Bank's Note; provided that the failure of the Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of the Bank to assign its Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

                  SECTION 2.04. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Loan.

                  SECTION 2.05. Interest Rates. (a) "Applicable Margin" means
(i) for any Base Rate Loan, 0%; and (ii) for any Euro-Dollar Loan, 0.70%.

                  (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                  The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                  The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 1:00 p.m. New York City time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period.

                  "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                  (d) The Bank shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive in the absence of manifest error.

                  (e) After the occurrence and during the continuance of a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Bank, bear interest at the Default Rate.

                  SECTION 2.06. Fees. The Borrower shall pay to the Bank a fully earned (when paid), nonrefundable facility fee on the amount of the Commitment (determined on each Facility Fee Payment Date), for the period from and including the Closing Date to and including the Termination Date, at a rate equal to 0.10 of 1% per annum. Facility fees shall be nonrefundable (when paid) and payable annually in advance on each Facility Fee Payment Date.

                  SECTION 2.07. Optional Termination or Reduction of Commitment. The Borrower may, upon at least three (3) Domestic Business Days' notice to the Bank, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $1,000,000, the Commitment. If the Commitment is terminated in its entirety, all accrued fees (as provided under Section 2.06) shall be payable on the effective date of such termination.

                  SECTION 2.08. Mandatory Reduction and Termination of Commitment. (a) The Commitment shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

                  (b) The Commitment of the Bank shall be reduced, within 10 days following the end of each calendar month (beginning on September 10, 1997 and continuing after the end of each calendar month thereafter) in an amount (the "Monthly Reduction") equal to the Net Proceeds of Offering received by the Borrower or any Subsidiary in the immediately preceding calendar month.

                  SECTION 2.09. Optional Prepayments. (a) The Borrower may, upon at least one (1) Domestic Business Day's notice to the Bank, prepay any Base Rate Loan in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000 (except that any such prepayment may be in the outstanding amount of the Base Rate Loan), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

                  (b) Except as provided in Section 7.02, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the last day of an Interest Period applicable thereto.

                  (c) Upon receipt of a notice of prepayment by the Bank pursuant to this Section such notice shall not thereafter be revocable by the Borrower.

                  SECTION 2.10. Mandatory Prepayments. On each date on which the Commitment is reduced pursuant to Section 2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon and any amounts due under Section 7.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the amount of the Commitment as then reduced. Each such payment or prepayment shall be applied to repay or prepay the Loans of the Bank in direct order of maturity.

                  SECTION 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of facility fees hereunder, not later than 11:00 A.M. (Columbia, South Carolina time) on the date when due, in Federal or other funds immediately available in Columbia, South Carolina, to the Bank at its address referred to in or specified pursuant to Section 8.01.

                  (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                  (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any taxes, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of the Bank, (i) taxes imposed on or measured by its net income, (ii) franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof, and (iii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of the Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payments and shall pay to the Bank additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes is payable in respect of any Loan or fee relating thereto, the Borrower shall furnish the Bank, at the Bank's request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to the Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate the Bank for, and indemnify them with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

                  In the event the Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.11, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

                  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions
(i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement which shall survive the termination of this Agreement and the payment in full or cancellation of the Note.

                  SECTION 2.12. Computation of Interest and Fees. Interest on Base Rate Loans based on the Base Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Facility fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).


                                   ARTICLE III

                            CONDITIONS TO BORROWINGS


                  SECTION 3.01. Conditions to Closing. On the Closing Date, the Borrower shall satisfy each of the following conditions:

                  (a) receipt by the Bank from the Borrower of a duly executed counterpart of this Agreement signed by the Borrower;

                  (b) receipt by the Bank of a duly executed Note for the account of the Bank complying with the provisions of Section 2.03;

                  (c) receipt by the Bank of an opinion (together with any opinions of local counsel relied on therein) of Sherrill & Roof, LLP, counsel for the Borrower, dated as of the Closing Date, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request;

                  (d) receipt by the Bank of a certificate, dated the Closing Date, substantially in the form of Exhibit C hereto, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the Closing Date and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the Closing Date;

                  (e) receipt by the Bank of all documents which the Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Note, and any other matters relevant hereto, all in form and substance satisfactory to the Bank, including without limitation a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, substantially in the form of Exhibit D hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Borrower's Certificate of Incorporation, (ii) the Borrower's Bylaws, (iii) a certificate of the Secretary of State of the State of South Carolina as to the good standing of the Borrower as a South Carolina corporation, and (iv) the action taken by the Board of Directors of the Borrower authorizing the Borrower's execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which the Borrower is a party; and

                  (f) receipt by the Bank of a Notice of Borrowing.

                  SECTION 3.02. Conditions to All Borrowings. The obligation of the Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

                  (a) receipt by the Bank of a Notice of Borrowing as required by Section 2.02;

                  (b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

                  (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing; and

                  (d) the fact that, immediately after such Borrowing the aggregate outstanding principal amount of the Loans of the Bank will not exceed the amount of its Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section; provided that such Borrowing shall not be deemed to be such a representation and warranty to the effect set forth in Section 4.04(b) as to any event, act or condition having a Material Adverse Effect which has theretofore been disclosed in writing by the Borrower to the Bank if the aggregate outstanding principal amount of the Loans immediately after such Borrowing will not exceed the aggregate outstanding principal amount thereof immediately before such Borrowing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


                  The Borrower represents and warrants that:

                  SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                  SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Note and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                  SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1996, and the related consolidated statements of net earnings, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Price Waterhouse, LLP copies of which have been delivered to the Bank, and the unaudited consolidated financial statements of the Borrower for the interim period ended March 31, 1997, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

                  (b) Since December 31, 1996, there has been no event, act, condition or occurrence having a Material Adverse Effect.

                  SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a

Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Note or any of the other Loan Documents.

                  SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

                  (b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

                  SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended December 31, 1993.

                  SECTION 4.08. Subsidiaries. Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

                  SECTION 4.09. Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 4.10 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.07.

                  SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which could have or cause a Material Adverse Effect.

                  SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect. Neither the Borrower nor any Subsidiary has been designated by an Environmental Authority as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties have been identified on any current (i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                  (b) (i) To the best of the knowledge of the Responsible Environmental Officers without an independent inquiry having been conducted for the purposes of this Agreement, prior to the Borrower or any Subsidiary of the Borrower owning, leasing, occupying or otherwise using the Properties, no Hazardous Materials were used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or were otherwise present at, on, in or under the Properties, or, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled in amounts as required for the ordinary course of business and in compliance with all applicable Environmental Requirements.

                           (ii) Except as disclosed on Schedule 4.14, after the
                  date that the Borrower or any Subsidiary of the Borrower has first owned, leased, occupied or otherwise used any of the Properties, no Hazardous Materials have been or are being used, produced, stored, handled or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Responsible Environmental Officers without an independent inquiry having been conducted for the purposes of this Agreement, at or from any adjacent site or facility, except for Hazardous Materials such as cleaning solvents, pesticides and other materials used, produced, stored, handled or otherwise present in amounts as required for the ordinary course of business and in compliance with all applicable Environmental Requirements.

                  (c) The Borrower, and each of its Subsidiaries, has procured all material Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's, and each of its Subsidiary's, respective businesses, except as disclosed on Schedule 4.14 hereto.

                  (d) As used in this Section 4.14:

                           (i) "Responsible Environmental Officers" means (i)
                  any officers or managers of the Borrower or a Subsidiary of the Borrower who is (or with others are) the primary Person(s) responsible for the environmental condition of the Properties and the Properties' compliance with Environmental Requirements; and (ii) the respective successors of the foregoing Persons. On the Closing Date, the Borrower represents that the Responsible Environmental Officer is Paul
                  E. Odom, Jr., Vice President;

                           (ii) "Properties" means all real property owned,
                  leased or to the best knowledge of the Responsible Environmental Officers without an independent inquiry having been conducted for the purposes of this Agreement, otherwise used or occupied by the Borrower or any Subsidiary, wherever located; provided, however, that with respect to Section 4.14(b) and the third sentence of Section 4.14(a) the term "Properties" shall not include any real property that the Borrower or any Subsidiary holds title to in its capacity solely as trustee or in another fiduciary capacity.

                           (iii) A Material Adverse Effect shall be deemed to
                  have occurred: (1) with regard to an Environmental Liability applicable to any single Property if such Environmental Liability is in an amount equal to or greater than three percent (3%) of Stockholders' Equity; or (2) if, at any time, the total Environmental Liabilities applicable to the Borrower and its Subsidiaries are in an aggregate amount equal to or greater than three percent (3%) of Stockholders' Equity.

                  SECTION 4.15. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim.

                  SECTION 4.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin

Stock in a manner which violates, or which is inconsistent with, the provisions of Regulations G, T, U or X, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in a manner which violates, or which is inconsistent with, the provisions of Regulations G, T, U or X, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations G, T, U or X.

                  SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be "insolvent" within the meaning of such term as used in O.C.G.A. ss. 18-2-22 or as defined in ss. 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.


                                    ARTICLE V

                                    COVENANTS

                  The Borrower agrees that, so long as the Bank has a Commitment hereunder or any amount payable under the Note remains unpaid:

                  SECTION 5.01. Information. The Borrower will deliver to the
Bank:

                  (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of net earnings, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Price Waterhouse, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Bank;

                  (b) as soon as available and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of net earnings for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter and the related statement of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit E (a "Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.05, inclusive, 5.07, 5.10, 5.20 and 5.21 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (d) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

                  (e) within five (5) Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower stating that it is a "Notice of Default" and setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

                  (h) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                  (i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $5,000,000 or more;

                  (j) promptly after the sending or filing of the same, copies of all call reports and other reports, including without limitation responses to administrative enforcement actions, and modifications or amendments thereto, that the Borrower or its Subsidiaries sends or files with any regulatory agency;

                  (k) promptly after each amendment or modification to the First-Citizens Investment Policy, a copy of such amendment or modification; and

                  (l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Bank, may reasonably request.

                  SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities (except for each Subsidiary whose accounting matters are by applicable law required to be treated in accordance with statutory accounting principles, each of which Subsidiaries the Borrower shall cause to keep proper books of record and account in which full, true and correct entries in conformity with statutory accounting principles shall be made of all dealings and transactions in relation to such Subsidiary's business and activities); and
(ii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of an Event of Default, and at the Borrower's expense after the occurrence of an Event of Default, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired, provided that the Bank shall not conduct any environmental investigation, sampling or testing of any Property, including the air, land and water at, on or underlying the Property without the express written authorization of the Borrower.

                  SECTION 5.03. Asset Quality. The ratio of: (A) the sum of: (i) Nonperforming Loans, plus (ii) other real estate owned determined with respect to First-Citizens Bank and Trust Company of South Carolina to (B) the sum of:
(i) Total Gross Loans, plus (ii) other real estate owned, determined with respect to First-Citizens Bank and Trust Company of South Carolina, shall not at any time exceed .01 to 1.0.

                  SECTION 5.04. Ratio of Allowance for Loan and Lease Losses to Nonperforming Loans. The ratio of Allowance for Loan and Lease Losses to Nonperforming Loans shall not at any time be less than 2.0 to 1.0.

                  SECTION 5.05. Debt. Neither the Borrower nor any Subsidiary of the Borrower shall at any time incur, create, assume, or permit to exist any Debt except: (1) the Loans; (2) Debt owing to the Borrower or another Subsidiary of the Borrower; (3) Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $15,000,000; and (4) Debt, in addition to Debt permitted under clauses (1), (2) and (3) of this Section, provided that the aggregate outstanding principal amount of Debt of the Borrower and all Subsidiaries of the Borrower permitted under this clause (4) shall not at any time exceed $10,000,000 in the aggregate.

                  SECTION 5.06. Investments. Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except Investments in (i) Permitted Acquisitions and (ii) other Investments made in accordance with the First-Citizens Investment Policy.

                  SECTION 5.07. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any assets now owned or hereafter acquired by it, except:

                  (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $3,000,000;

                  (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

                  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                  (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

                  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

                  (f) Liens securing Debt owing by any Subsidiary to the Borrower;

                  (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                  (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                  (i) Liens created by First-Citizens Bank and Trust Company of South Carolina in the ordinary course of business and consistently with practices existing on December 31, 1996, on any loan or other obligation owing to First-Citizens Bank and Trust Company of South Carolina in favor of any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and operating circular issued by such Federal Reserve Bank; and

                  (j) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Note) in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided, however, neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any shares of stock of First-Citizens Bank and Trust Company of South Carolina now owned or hereafter acquired.

                  SECTION 5.08. Maintenance of Existence. The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

                  SECTION 5.09. Dissolution. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by
Section 5.10.

                  SECTION 5.10. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower or any of its Subsidiaries may merge with another Person (other than the Borrower) if (i) such Person was organized under the laws of the United States of America or one of its states,
(ii) the Borrower or its merging Subsidiary is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding seven Fiscal Quarters, constituted more than 5% of Consolidated Total Assets at the end of the eighth Fiscal Quarter immediately preceding such Fiscal Quarter.

                  SECTION 5.11. Use of Proceeds. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation (other than in connection with an acquisition that constitutes a Permitted Acquisition), or (ii) for any purpose in violation of (or in a manner so as to cause the Bank to be in violation of) any applicable law or regulation, including, without limitation, Regulations G, T, U and X. At no time will the value of Margin Stock purchased or held by the Borrower exceed 25% of Unencumbered Total Assets of the Borrower.

                  SECTION 5.12. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Borrower shall have set up reserves in accordance with GAAP.

                  SECTION 5.13. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all the Properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

                  SECTION 5.14. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Bank.

                  SECTION 5.15. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

                  SECTION 5.16. Environmental Notices. The Borrower shall furnish to the Bank prompt written notice of all Environmental Liabilities, pending, threatened or anticipated, Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties (or any adjacent property as to which the Borrower has actual knowledge), and all facts, events, or conditions that could lead to any of the foregoing.

                  SECTION 5.17. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled in amounts required for the ordinary course of business and in compliance with all applicable Environmental Requirements.

                  SECTION 5.18. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release in accordance with any and all Environmental Requirements.

                  SECTION 5.19. Ownership of First-Citizens Bank and Trust Company of South Carolina. The Borrower shall not at any time own less than 100% of the issued and outstanding capital stock of First-Citizens Bank and Trust Company of South Carolina.

                  SECTION 5.20. Well-Capitalized Status. The Borrower shall cause First-Citizens Bank and Trust Company of South Carolina to maintain, at all times, a status of "well capitalized" determined in accordance with the FDIC Capital Maintenance Regulations set forth at 12 C.F.R. ss.325.103.

                  SECTION 5.21. Return on Assets. The ratio of: (A) Net Income of First-Citizens Bank and Trust Company of South Carolina, to (B) average assets of First-Citizens Bank and Trust

Company of South Carolina shall not at any time be less than seven and one-half tenths of one percent (0.75%).


                                   ARTICLE VI

                                    DEFAULTS


                  SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                  (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

                  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.04, inclusive, 5.07 to 5.11, inclusive, 5.20 or 5.21; or

                  (c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above) for thirty (30) days after the earlier of (i) the first day on which a Responsible Officer has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Bank; or

                  (d) any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                  (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt, in an aggregate principal amount in excess of $9,000,000, outstanding (other than the Note) when due or within any applicable grace period; or

                  (f) any event or condition shall occur which results in the acceleration of the maturity of Debt, in an aggregate principal amount in excess of $9,000,000, outstanding of the Borrower or any Subsidiary or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

                  (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                  (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                  (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                  (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                  (k) a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

                  (l) (i) any Person or two or more Persons (other than the Holding Family) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower, or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

                  (m) the Holding Family shall at any time fail to have beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of the voting stock of the Borrower possessing at least 50.1% of the voting power of all outstanding shares of the voting stock of the Borrower; or

                  (n) the occurrence of any event, act or condition which the Bank determines either does cause or has a reasonable probability of causing a Material Adverse Effect,

                  then, and in every such event, the Bank shall (i) by notice to the Borrower terminate the Commitment and it shall thereupon terminate, and (ii) by notice to the Borrower declare the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Note (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon automatically terminate and the Note (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Bank shall have available to it all other remedies at law or equity.


                                   ARTICLE VII

                      CHANGE IN CIRCUMSTANCES; COMPENSATION


                  SECTION 7.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                  (a) the Bank determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                  (b) the London Interbank Offered Rate, as determined by the Bank will not adequately and fairly reflect the cost to the Bank of funding the relevant type of Euro-Dollar Loans for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make the Euro-Dollar Loans specified in such notice shall be suspended. Unless the Borrower notifies the Bank at least two (2) Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

                  SECTION 7.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Borrower pursuant to this Section, the Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of the Bank, together with accrued interest thereon and any amount due the Bank pursuant to Section 7.05(a). Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from the Bank and the Bank shall make such a Base Rate Loan.

                  SECTION 7.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

                           (i) shall subject the Bank (or its Lending Office) to
                  any tax, duty or other charge with respect to its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of the Bank or its Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Lending Office is located); or

                           (ii) shall impose, modify or deem applicable any
                  reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office); or





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



                           (iii) shall impose on the Bank (or its Lending
                  Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to the Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

                  (b) If the Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by the Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

                  (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

                  (d) The provisions of this Section 7.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

                  SECTION 7.04. Base Rate Loans Substituted for Euro-Dollar Loans. If (i) the obligation of the Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 7.02 or (ii) the Bank has demanded compensation under Section 7.03, and the Borrower shall, by at least five (5) Euro-Dollar Business Days' prior notice to the Bank, have elected that the provisions of this Section shall apply to the Bank, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                  (a) all Loans which would otherwise be made by the Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans, and

                  (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans.

In the event that the Borrower shall elect that the provisions of this Section shall apply to the Bank, the Borrower shall remain liable for, and shall pay to the Bank as provided herein, all amounts due the Bank under Section 7.03 in respect of the period preceding the date of conversion of the Bank's Loans resulting from the Borrower's election.

                  SECTION 7.05. Compensation. Upon the request of the Bank, delivered to the Borrower, the Borrower shall pay to the Bank such amount or amounts as shall compensate the Bank for any loss, cost or expense incurred by the Bank as a result of:

                  (a) any payment or prepayment (pursuant to Section 2.09, Section 2.10, Section 7.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan;

                  (b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

                  (c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to
Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over
(y) the amount of interest (as reasonably determined by the Bank) the Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.


                                  ARTICLE VIII

                                  MISCELLANEOUS


                  SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Article II or Article VII shall not be effective until received.

                  SECTION 8.02. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note or other Loan Document shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 8.03. Expenses; Documentary Taxes; Indemnification.
(a) The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder, and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

                  (b) The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

                  (c) The Borrower shall indemnify the Bank and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Bank to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand, for any expenses (including, without limitation, legal counsel fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

                  SECTION 8.04. Setoffs. The Borrower hereby grants to the Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from the Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, the Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

                  SECTION 8.05. Amendments and Waivers. Any provision of this Agreement, the Note or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

                  SECTION 8.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

                  (b) The Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to the Bank, any Note held by the Bank, the Commitment hereunder or any other interest of the Bank hereunder. In the event of any such sale by the Bank of a participating interest to a Participant, the Bank's obligations under this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the holder of the Note for all purposes under this Agreement, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. In no event shall the Bank (if it sells a participation) be obligated to the Participant to take or refrain from taking any action hereunder except that the Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Loan or Loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Loan or Loans, (iii) the change of the principal of the related Loan or Loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or
(vi) the release of any guaranty given to support payment of the Loans. The Bank selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement shall, within ten (10) Domestic Business Days of such sale, provide the Borrower with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant The Borrower agrees that each Participant shall be entitled to the benefits of Article VII with respect to its participation in Loans outstanding from time to time.

                  (c) The Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Note and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit H, executed by such Assignee, and such transferor Bank (and, in the case of (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of an Event of Default, by the Borrower); provided that (i) no interest may be sold by the Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Commitment, (ii) the amount of the Commitment being assigned pursuant to such assignment shall be equal to $5,000,000 (or any larger multiple of $1,000,000), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower's consent shall not be necessary with respect to any assignment made during the existence of an Event of Default; and (iv) a Bank may not, at any one time, have more than two (2) Assignees that are not then a Bank (or an Affiliate of such a Bank). Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower, and (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower or, the Bank shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank.

                  (d) Subject to the provisions of Section 8.07, the Borrower authorizes the Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial and other information in the Bank's possession concerning the Borrower which has been delivered to the Bank by the Borrower pursuant to this Agreement or which has been delivered to the Bank by the Borrower in connection with the Bank's credit evaluation prior to entering into this Agreement.

                  (e) No Transferee shall be entitled to receive any greater payment under Section 7.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 7.02 or 7.03 requiring the Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                  (f) Anything in this Section 8.06 to the contrary notwithstanding, the Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

                  SECTION 8.07. Confidentiality. The Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by the Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent the Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to the Bank's legal counsel, Affiliates and independent auditors, and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 8.07.

                  SECTION 8.08. Survival of Certain Obligations. Sections 7.03(a), 7.03(b), 7.05 and 8.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Commitment and the payment in full of the principal of and interest on all Loans.

                  SECTION 8.09. South Carolina Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of South Carolina.

                  SECTION 8.10. Severability. In case any one or more of the provisions contained in this Agreement, the Note or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

                  SECTION 8.11. Interest. In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by applicable law, and in the event any payment of interest exceeding such rate is inadvertently made to the Bank by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal unless the Borrower shall notify the Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

                  SECTION 8.12. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party, having or being deemed to have structured or dictated such provision.

                  SECTION 8.13. Consent to Jurisdiction. The Borrower and the Bank (a) submit to personal jurisdiction in the State of South Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Note and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of South Carolina for the purpose of litigation to enforce this Agreement, the Note or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section
8.01 for the giving of notice to it. Nothing herein contained, however, shall prevent the Bank or the Borrower from bringing any action or exercising any rights against any security and against the parties hereto personally, and against any assets of such parties, within any other state or jurisdiction.

                  SECTION 8.14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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                                       39

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

                           FIRST CITIZENS BANCORPORATION
                           OF SOUTH CAROLINA, INC.

ATTEST:                    By: /s/ Jay C. Case
                              ___________________________ (SEAL)
                           Jay C. Case, Treasurer
/s/ E. Warner Wells        and Chief Financial Officer
_______________________    First Citizens Bancorporation of South Carolina, Inc.
E. Warner Wells,           1230 Main Street (29201)
Corporate Secretary        Post Office Box 29
                          Columbia, South Carolina 29202
                           Attention: Jay C. Case, Executive Vice President
[CORPORATE SEAL]           and Chief Financial Officer
                           Telecopy number:                    (803) 733-2763
                           Telephone number:                   (803) 733-3456






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                                       40

                               WACHOVIA BANK, N.A.


                               By: /s/ Terry L. Akins
                                   ___________________________ (SEAL)
                               Title: Senior Vice President

                               Lending Office
                               --------------
                               Wachovia Bank, N.A.
                               Financial Institutions Division
                               101 Greystone Boulevard, #144
                               Columbia, South Carolina 29226
                               Attention:  James B. Brant, Senior Vice President
                               Telecopy number:   (803) 988-4231
                               Telephone number: (803) 988-4230







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